Exhibit 99.1

DGSE Announces Preliminary Court Approval of Settlement of Stockholder Litigation Matters

DALLAS--(BUSINESS WIRE)--September 30, 2013--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products (the “Company”), announced today that the United States District Court for the Northern District of Texas has granted preliminary approval of the previously announced proposed settlement of class action and derivative litigation relating to the Company’s previously disclosed accounting irregularities and subsequent restatement of financial results.

The proposed settlements will resolve all issues which are pending before the United States District Court for the Northern District of Texas, in the two filed cases entitled Grant Barfuss, on behalf of himself and all others similarly situated vs. DGSE Companies, Inc.; L. S. Smith, John Benson and William Oyster (Civil Action No. 3:12-cv-3664), and Jason Farmer, Derivatively on Behalf of Nominal Defendant DGSE Companies, Inc., Plaintiff, v. William H. Oyster, James D. Clem, William Cordeiro, Craig Alan-Lee, David Rector, L. S. Smith, and John Benson, Defendants, and DGSE Companies, Inc., Nominal Defendant (Civil Action No. 3:12-cv-3850).

The proposed settlements are subject to final approvals of the District Court and require the Company to provide a notice to shareholders of terms of the proposed settlement by causing the notice to be filed with the Securities and Exchange Commission on a Form 8-K and posting a link to the notice on the Company’s investor relations website. The notice may be found at www.dgsecompanies.com/stockholdernotice.

As previously disclosed, the defendants have agreed to pay $2 million to resolve all claims in both suits (including obligations to pay attorneys’ fees). The Company has also incurred some additional fees and expenses associated with finalizing the settlement. It is expected that approximately 90% of the total settlement amount and related expenses will be paid from insurance proceeds.

“I’m very excited to be one step closer to resolving both of these suits, and we are hopeful that the federal court will give its final approval to both settlements,” stated James Vierling, Chief Executive Officer and Chairman of the Board. “A final resolution will allow DGSE to concentrate its resources on issues that will provide shareholders additional value.”

The District Court has set a hearing date on final approval of the proposed settlement for October 21, 2013.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange, and Southern Bullion Coin & Jewelry operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, Florida, Georgia, Illinois, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com, and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, failure of the District Court to grant final approval of the proposed settlement, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT:
DGSE Companies, Inc.
Jim Vierling, 972-587-4021
CEO
investorrelations@dgse.com
or
Hayden IR
Brett Maas, 646-536-7331
Managing Partner
brett@haydenir.com